SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 33
File No. 811-1144
THE FINANCE COMPANY OF PENNSYLVANIA
400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106
215-351-4778
Mr. Charles E. Mather III, President
400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106

THE FINANCE COMPANY OF PENNSYLVANIA
FORM N-1A
The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus. The Company does, however, hold itself ready to redeem any of its outstanding shares at net asset value as determined on the day of final tender of the shares or on the next day on which the New York Stock Exchange is open.
PART A
Item 1. Front and Back Cover Pages — NOT REQUIRED
Item 2. Risk/Return Summary: Investments, Risks and Performance — NOT REQUIRED
Item 3. Risk/Return Summary: Fee Table — NOT REQUIRED
Item 4. Investment Objectives, Principal Investment Strategies and Related Risks
The business purposes of the Company, as set forth in its Articles of Incorporation, are to own, purchase and sell securities of business enterprises of any nature whatsoever; to own, hold, use, purchase and sell real and personal property of any nature whatsoever as principal and not as agent; and to carry on the business of an open-end investment company, as defined under the provisions of the Pennsylvania Business Corporation Law (as in effect on December 29, 1961). The Company’s investment objective in carrying out its business as an investment company is to seek long-term appreciation of its shareholders’ capital. Further reference is made to Item 11 of Part B of this Registration Statement for a description of its investment policies.
The Company invests primarily in common stocks and to a lesser extent fixed income securities. It also invests in U.S. Treasury notes and bills and registered money market funds as a liquidity technique to cover redemptions and as a temporary investment pending a decision to redeploy the proceeds of securities that were sold.
The authority to make, alter, amend or repeal these objectives is vested in the Board of Directors, subject to the power of the stockholders to approve such action. Item 11 of Part B identifies the investment policies of the Company which require stockholder approval to change.
The Board of Directors of the Company oversees the investment of its assets in order to preserve capital and produce income for the stockholders. The Board utilizes the services of Cooke & Bieler, L.P. to assist with the investment of a portion of its equity holdings. The Board does not rely on Cooke & Bieler with respect to several of the Company’s holdings — PNC Bank Corp., Penn Virginia Corporation, Pennsylvania Warehousing and Safe Deposit Company, Exxon Mobil Corporation, fixed income securities, the international and small cap mutual funds in which the Company invests and the money market funds, Treasury Notes and other short term investments used for the Company’s liquidity needs, such as redemptions, dividends and taxes. Cooke & Bieler’s style can be characterized as value oriented, and thus the overall approach of the Company to its equity portfolio may also be characterized as a value style. The Company has engaged the services of Schroder Investment Management North America Inc. to provide the day-to-day investment management of the portion of the Company’s assets devoted to fixed-income investments.
Schroder’s practices a duration-neutral, relative value fixed income discipline. Schroder’s team focuses its efforts on identifying attractive issues from the bottom up, capitalizing on pricing inefficiencies identified through fundamental research. The Schroder team specifically avoids interest rate forecasting and sector rotation as, in Schroder’s belief, these techniques add no long-term value and cause unnecessary principal risk.
The Company does not engage in active trading; on the contrary, it makes a value judgment on the worth of an organization and tends to hold the security for the long term. The Board considers its investment approach to be conservative, and thus the risks are those risks generally applicable to the equity and fixed income markets. It has limited (under 10% in the aggregate) exposure to international securities and small cap securities which may involve more risks than the broad market. Also, as explained in Item 11 of Part B, it has had a significant portion of its assets invested in PNC Bank Corp. and thus is subject to the risks inherent in investing in banking institutions and having a significant portion (approximately 25%) of assets committed to one security.
Risks of Non-Diversification and Concentration in Banking Industry. The Company is subject to the risk of being concentrated. The Company has held shares of PNC Bank Corp. and its predecessors for over 40 years. Its holdings in PNC stock amount to approximately 25% of its portfolio. While the rest of its portfolio is diversified among various sectors, because of the concentration in PNC stock, the Company is subject to the risk that the banking industry and financial services sector generally will underperform the broader market, as well as the risk that issuers in that sector will be impacted by market conditions, legislative or regulatory changes or competition. The Company may also be more susceptible to changes in interest rates and other market and economic factors that affect financial services firms, including the effect of interest rate changes on the share prices of those financial service firms.
Equity Risk. Since it purchases primarily equity securities, the Company is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Company’s equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility which is a principal risk of owning shares in the Company.
Fixed Income Risk. The market value of fixed income investments change in response to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. During periods of falling interest rates, certain debt obligations with high interest rates may be prepaid (or “called”) by the issuer prior to maturity. This may cause the Company’s average weighted maturity to fluctuate, and may require the Company to invest the resulting proceeds at lower interest rates. In addition to these risks, fixed income securities may be subject to credit risk, which is the possibility that an issuer will be unable to make timely payments of either principal or interest.
International Investment Risk. The Company’s investments in securities of foreign issuers involve certain risks that are greater than those associated with investments in securities of U.S. issuers. These include risks of adverse changes in foreign economic, political, regulatory and other conditions, or changes in currency exchange rates or exchange control regulations (including limitations on currency movements and exchanges). In certain countries, legal remedies available to investors may be more limited than those available with respect to investments in the United States. The securities of some foreign companies may be less liquid and, at times, more volatile than securities of comparable U.S. companies. The Company may also experience more rapid or extreme changes in value as compared to a fund that invests solely in securities of U.S. companies because the securities’ markets of many foreign countries are relatively small, with a limited number of companies representing a small number of industries.
Small- and Mid-Cap Risk. Small- and mid-cap companies may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, small- and mid-cap companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. The securities of smaller companies are often traded in the over-the-counter market and, even if listed on a national securities exchange, the trading market (i.e., the volume of trades on any given day) for such securities may be less active than larger companies listed on that exchange. Consequently, the securities of these companies may be less liquid, may have limited market stability, and may be subject to more abrupt or erratic market movements than the securities of larger, more established companies. As a result, the prices of the smaller companies owned by the Company may be volatile.
Portfolio Holdings. A description of the Company’s policy and procedures with respect to the circumstances under which the Company discloses its portfolio securities is available in Item 11 of Part B of this Registration Statement.

Item 5. Management, Organization and Capital Structure
The Directors of the Company consist of five individuals, three of whom are not “interested persons” of the Company as defined in the Investment Company Act of 1940. The Directors of the Company are responsible for the overall supervision of the operations of the Company and perform the various duties imposed on the Directors of investment companies by the Investment Company Act of 1940.
COOKE & BIELER, L.P., which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company. Cooke & Bieler is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company’s portfolio of equity securities and investments. Cooke & Bieler is paid a fee at an annual rate of fifty basis points (0.50%) of the Company’s portfolio value less the value of certain investments as to which it has no investment responsibility and a portion of the cash it manages. Cooke & Bieler’s investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended 12/31/08, the Company paid Cooke & Bieler investment advisory fees of $130,327.
The following portfolio managers of Cooke & Bieler, L.P. provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Kermit S. Eck, Michael M. Meyer, James R. Norris, Edward W. O’Connor, R. James O’Neil, Daren Heitman and Mehul Trivedi. The portfolio managers are jointly and primarily responsible for the advice and recommendations provided to the Company. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 15 of Part B of this Registration Statement.
Kermit S. Eck, CFA, joined Cooke & Bieler in 1980 and left in 1984 to become Director of Product Marketing for Eczel Corp. From 1987 to 1992, he served as Executive Vice President of Keystone Natural Water. He rejoined Cooke & Bieler in 1992 and currently is a Partner, Portfolio Manager and Research Analyst. Mr. Eck earned a B.S. in computer science from Montana State University and an M.B.A. from Stanford University.
Michael M. Meyer, CFA, began his career at Sterling Capital Management as an equity analyst and head equity trader. He joined Cooke & Bieler in 1993 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Meyer earned his B.A. in economics at Davidson College and his M.B.A. from the Wharton School of Business.
James R. Norris, spent nearly ten years with Sterling Capital Management as Senior Vice President of Equity Portfolio Management. He joined Cooke & Bieler in 1998 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Norris earned his B.S. in management at Guilford College and his M.B.A. from the University of North Carolina.
Edward W. O’Connor, CFA, spent three years at Cambiar Investors in Denver, Colorado where he served as an equity analyst and portfolio manager and participated in Cambiar’s 2001 management buyout. He joined Cooke & Bieler in 2002 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. O’Connor earned his B.A. of Arts in economics and philosophy at Colgate University and his M.B.A. from the University of Chicago.
R. James O’Neil, CFA, served as an Investment Officer in the Capital Markets Department at Mellon Bank beginning in 1984. He joined Cooke & Bieler in 1988 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr O’Neil earned his B.A. in economics at Colby College and his M.B.A. from the Harvard School of Business.
Daren Heitman, CFA, worked as an analyst and a portfolio manager at Skyline Asset Management from 1995 to 2000, when he joined Schneider Capital Management as a senior analyst until 2005. Mr. Heitman came to Cooke & Bieler in 2005 where he currently serves as a Portfolio Manager. Mr. Heitman earned his B.S. in Finance at Iowa State University and his M.B.A. from the University of Chicago.
Mehul Trivedi, CFA, was a fixed income analyst at Blackrock Financial Management and then a product manager at PNC Asset Management. He joined Cooke & Bieler in 1998 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Trivedi earned his B.A. in international relations at the University of Pennsylvania, a B.S. in economics at the Wharton School of Business and his M.B.A. from the Wharton School of Business.
SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. (“SCHRODERS”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company. Schroders is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroders is paid a fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroders. Schroder’s investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended 12/31/08, the Company paid Schroders investment advisory fees of $20,270.
The following portfolio managers of Schroders are primarily responsible from making investment decisions for the Company’s portfolio of fixed income securities and investments: Dan Scholl, Whitney Sweeney, Susan Beck, Ryan Haynes and Dennis C. Darling. Ms. Beck and Mr. Scholl act as the lead portfolio managers for the Company. The other portfolio managers perform the following roles: conducting credit research and portfolio analysis, and trade securities. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 15 of Part B of this Registration Statement.
Susan Beck is Co-Head of Tax Exempt Fixed Income of Schroders and has been employed as an investment fund professional at Schroders since fall 2003. Previously, she was a Vice President and Portfolio Manager of Deutsche Asset Management since 1989.
Dan Scholl is Co-Head of Tax Exempt Fixed Income of Schroders and has been employed as an investment professional at Schroders since fall 2003. Previously, he was a Director and Portfolio Manager of Deutsche Asset Management since 1999.
Whitney Sweeney is Portfolio Manager of Schroders and has been employed as investment fund professional at Schroders since June 2006. Previously, she was an Assistant Vice President at MBNA Bank.
Ryan Haynes is a Portfolio Manager of Schroders and has been employed at Schroders since November 2003.
Dennis C. Darling is a Portfolio Manager of Schroders and has been employed as an investment fund professional at Schroders since April 2008. Previously, he was a Vice President with W. H. Mell (2004-2008).
A discussion regarding the Board of Directors’ consideration with respect to the approval of each of the Company’s investment advisory agreements is included in the Company’s June 30, 2008 Semi-Annual Shareholder Report, which covers the period January 1, 2008 to June 30, 2008.
PFPC TRUST CO. is the Company’s Custodian. PFPC is located at 8800 Tinicum Blvd. Third Floor, Suite 200, Philadelphia, PA 19153. The custodian is responsible for the daily safekeeping of securities and cash held or sold by the Company.
DELOITTE & TOUCHE LLP acts as the Company’s independent registered public accounting firm. Deloitte & Touche is located at 1700 Market Street, Philadelphia Pennsylvania 19103.
The Company acts as its own transfer agent, dividend paying agent, and registrar.
Total expenses for the Company during fiscal year 2008 were $706,767 or 1.16% of the Company’s average net assets.
The authorized capital stock of the Company consists of 232,000 shares of capital stock, par value $10 each. Each share has equal dividend, distribution and liquidation rights. All dividends and distributions are payable in cash. Each holder of capital stock has one vote for each share held. Voting rights are cumulative for directors. The registrant met the requirements of Subchapter M of the Internal Revenue Code during the last fiscal year and does not anticipate any change in such status. The Company has adopted the policy of paying out in dividends each year substantially all net investment income. The Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered distributed to redeeming shareholders. Shareholder inquiries should be directed to the Company by writing or telephoning the Company at the address or telephone number indicated on the cover of this registration statement.
Item 6. Shareholder Information
Shares of the Company may be redeemed by mail by writing directly to the Company. The redemption request must be signed exactly as the shareholder’s name appears on the form of registration and must include the account number. If shares are owned by more than one person, the redemption request must be signed by all owners exactly as their names appear in the registration. Stock certificates must be tendered along with the signed redemption request. Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind.
Dividends, Distribution and Tax Information. Income dividends are normally declared and paid quarterly and a net capital gain distribution is normally declared in December each year and paid in the following January for the preceding year.
The Company has elected to be taxed as a regulated investment company meeting the requirements of the Internal Revenue Code, Subchapter M. As such, the Company has adopted the policy of paying out in dividends each year substantially all net investment income. Dividends received from the Company generally will be subject to tax. Consistent with existing policy, the Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders. Each year the Company advises its stockholders of the amount of capital gains taxes paid which is attributable to them, and they may claim a credit for this amount on their federal income tax returns.
The net asset value per share of the Company is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which market quotations are not readily available, such as The Pennsylvania Warehousing and Safe Deposit Company, are valued at fair value as determined in good faith by the Board of Directors.
Examples of when the Company may fair value a security include: when a security is de-listed or its trading is halted or suspended; when a security’s primary pricing source is unable or unwilling to provide a price; when a security’s primary trading market is closed during regular market hours; or when a security’s value is materially affected by events occurring after the close of the security’s primary trading market. By fair valuing securities, the Company seeks to establish prices that the Company might expect to realize upon the current sales of these securities. However, due to the subjective and variable nature of fair value pricing, there can be no assurance that the Company could obtain the fair value assigned to the security upon the sale of such security.
Frequent Purchases and Redemptions of Company Shares. The Company does not sell its shares and, therefore, the Board of Directors has not adopted procedures with respect to frequent purchases and redemptions of Company shares.
Item 7. Distribution Arrangements
a)	Sales Loads — None.

b)	Rule 12b-1 Fees — None.

c)	Multiple Class and Master-Feeder Funds — Not applicable.
Item 8. Financial Highlights — NOT REQUIRED.

PART B
THE FINANCE COMPANY OF PENNSYLVANIA
STATEMENT OF ADDITIONAL INFORMATION
April 30, 2009
The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus. This Statement of Additional Information is not a Prospectus. It should be read in conjunction with Part A of this Registration Statement. Copies of the Registration Statement may be obtained by writing to The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106.

Item 10. Fund History
The Company was organized as a corporation by a special act of the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871.
The Company, until December 29, 1961, carried on its business under a special charter granted by the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871. Until December 29, 1961, it was engaged in the business of banking; it also held certain investments and parcels of real estate. On December 29, 1961, it filed Articles of Amendment with the Bureau of Corporations, Commonwealth of Pennsylvania, amending its charter to permit it to act as an open-end investment company; and on that date an agreement with the Secretary of Banking of the Commonwealth of Pennsylvania was entered into under which the Commonwealth recognized that the company was no longer engaged in the banking business.
Item 11. Description of the Fund and Its Investments and Risks
(a)	Classification. The Company is a nondiversified, open-end management investment company.

(b)	Investment Strategies and Risks. None except as described in Item 4.

(c)	Policies. In addition to the investment objectives and policies set forth under Item 4 of Part A, the Company has adopted the following policies relating to the investment of its assets and its activities, which are fundamental policies and may not be changed without the approval of the holders of a majority of the Company’s outstanding voting securities as defined in the Investment Company Act of 1940.
Fundamental Policies of the Company:
i)	The issuance of senior securities: the Company has not issued any senior securities, and it does not propose to issue any senior securities.

ii)	The borrowing of money: the Company has not borrowed money, and it does not propose to borrow money.

iii)	The underwriting of securities of other issuers: the Company has not underwritten securities of other issuers, and it does not propose to underwrite securities of other issuers.

iv)	The concentration of investments in particular industries: Consistent with its policy to diversify its investments among various industries, the Company will nonetheless concentrate its investments in the banking industry. The Company has held shares of PNC Bank Corp. for many years but has no intention of increasing the number of shares it owns. Because of the growth in the market value of its PNC Bank stock relative to the market value of its other holdings, PNC Bank represented as of the end of its most recent year more than 25% of the assets in its portfolio. On this basis alone, the Company may be deemed to be concentrating in the banking industry. The Company may determine that attractive opportunities exist to purchase securities in other banking organizations. In no event, however, will the Company invest more than 50% of its assets at any time in the banking industry.

v)	The purchase and sale of real estate or commodities: the Company has neither purchased nor sold commodities, commodity contracts or real estate, nor does it propose to do so in the future.

vi)	Making loans: The Company does not make loans.

vii)	Other Policies: The Company reserves freedom of action to, and from time to time, may invest in any type of security or property whatever, to the extent permitted by law. It is the policy of the Company to engage as its principal activity in the business of investing and reinvesting its capital in a widely diversified portfolio of securities with a view to holding those which appear to offer sound possibilities of current income and future growth of principal. To the extent that the Company presently owns securities of various corporations, it is its policy to retain those investments, adding to them if deemed advisable by the Board of Directors or the investment adviser, as applicable, so long as they appear to meet the criteria set forth above.

The Company may write call options on securities it owns, up to 5% of its total assets. A call option on a security gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an “opening transaction.” In order to close out an option position, the Company may enter into a “closing transaction,” which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Company is unable to effect a closing transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Company delivers the security upon exercise.

The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

Except as described above as to covered call options, the Company will not write or purchase options, including puts, calls, straddles, spreads or any combination thereof. Nor will the Company purchase or sell commodities, commodity contracts, oil, gas or mineral exploration or development programs, or real estate (although investments in marketable securities of companies engaged in such activities are not precluded in this restriction).

The Company may invest in fixed income securities, preferred stocks and common stocks of other issuers and securities of other investment companies. It reserves the right to invest in such securities in any proportion deemed advisable by its Board of Directors.

Except as noted above, the Company may invest no more than 25% of its assets in the securities of any one issuer, based on a valuation of its assets at the time of any investment in such securities.

It is not the policy of the Company to invest in companies for the purpose of exercising control or management.

The Company reserves the right to invest in securities of other investment companies if deemed advisable by its Board of Directors or the investment adviser, as applicable, within the limits prescribed by the Investment Company Act of 1940.

(d)	Temporary Defensive Position. The Board has no policy with respect to taking temporary defensive positions that are inconsistent with the Company’s principal investment strategies as described in Item 4.

(e)	Portfolio Turnover. The Company has no restrictions upon portfolio turnover of its investments. However, it is not the Company’s policy to engage in portfolio transactions with the objective of seeking profits from short-term trading. It does reserve the right, if deemed advisable or necessary by its Board of Directors or the investment adviser, as applicable, to sell any asset at any time, regardless of the holding period.

(f)	Disclosure of Portfolio Holdings. The Company’s Board of Directors has approved a policy and procedures that governs the timing and circumstances regarding the disclosure of Company portfolio holdings information to shareholders and third parties. These policies and procedures are designed to ensure that disclosure of information regarding the Company’s portfolio securities is in the best interests of Company shareholders, and include procedures to address conflicts between the interests of the Company’s shareholders, on the one hand, and those of the Company’s investment advisers on the other.

Pursuant to applicable law, the Company is required to disclose its complete portfolio holdings quarterly, within 60 days of the end of each fiscal quarter (currently, each March 31, June 30, September 30 and December 31). The Company discloses a complete schedule of investments in each semi-annual report and annual report to shareholders or, following the first and third fiscal quarters, in quarterly holdings reports filed with the SEC on Form N-Q. Semi-annual and annual reports are distributed to Company shareholders. Quarterly holdings reports filed with the SEC on Form N-Q are not distributed to Company shareholders, but are available, free of charge, on the EDGAR database on the SEC’s website at www.sec.gov.

In addition to the above, the Company’s policy is to provide information regarding portfolio holdings, or information derived from the Company’s portfolio holdings, ONLY to shareholders and service providers of the Company. This information will be made available to any shareholder upon his or her written request to the Secretary of the Company. Any officer or Director of the Company can authorize the release of the Company’s portfolio holdings information to a shareholder. The portfolio holdings information released to a shareholder will be current as of the most recent date that the Company calculated its net asset value. The Company does not permit selective disclosure of its portfolio holdings.

The Company’s policy prohibits the Company and its investment advisers from receiving any compensation or other consideration in connection with the disclosure of information about portfolio securities.

The Company’s service providers, such as its custodian and investment advisers, may receive portfolio holdings information as frequently as daily in connection with their services to the Company. In addition to any contractual provisions relating to confidentiality of information that may be included in the service providers’ contracts with the Company, these arrangements impose obligations on the Company’s service providers that would prohibit them from disclosing or trading on the Company’s non-public information.
Item 12. Management of the Fund
Information regarding directors and executive officers of the Company follows:

				NUMBER OF
	EXPIRATION			PORTFOLIOS IN
	OF TERM OF			FUND
NAME, ADDRESS(1),	OFFICE AND			COMPLEX
POSITION(S) HELD WITH	LENGTH OF	PRINCIPAL OCCUPATION(S)	OTHER DIRECTORSHIPS HELD	OVERSEEN BY
THE COMPANY, AND AGE	TIME SERVED	DURING PAST 5 YEARS	BY DIRECTOR	DIRECTOR
INTERESTED DIRECTORS(2)

Charles E. Mather III Director and President Age: 74	2011 28 years	President and Director of Mather & Co., with which he has been associated for more than five years	Director of Penn Series Funds, Inc., a registered investment company consisting of 29 portfolios.	1

Herbert S. Riband, Jr. Director and Treasurer Age: 72	2010 15 years	Of counsel to the law firm of Saul, Ewing LLP	Director of Pennsylvania Warehousing and Safe Deposit Company	1

NON-INTERESTED DIRECTORS

Jonathan D. Scott Director Age: 56	2009 19 years	Partner, Veritable, L.P. (investment consulting firm). Formerly, Senior Vice President, PNC Bank Corp.	None	1

Shaun F. O’Malley Director Age: 73	2009 13 years	Retired. Formerly, Chairman, Price Waterhouse World Organization.	Director of The Philadelphia Contributionship and PolyMedix, Inc.	1

Peter Bedell Director Age: 71	2010 5 years	Executive Vice-President, Burke Lawton Brewer & Burke (investment adviser) since September, 2008. Formerly, Chairman Emeritus, Walnut Asset Management (investment adviser) and Rutherford Brown & Catherwood, LLC (investment adviser)	None	1

(1)	The address of all Directors is 400 Market Street, Suite, 425, Philadelphia, PA 19106.

(2)	The two interested directors are classified as such because they are executive officers of the Company.
Board of Directors
     The Board of Directors has overall responsibility for the Company’s affairs. It retains and reviews its chief executive and chief financial officers who have overall daily responsibility for the Company’s affairs. The Board also retains the overall investment responsibility for the Company’s equity investments after receiving recommendations from Cooke & Bieler, L.P., an investment adviser to the Company.
     The Board has two standing committees: Executive Committee and Audit Committee. The Executive Committee, composed of Messrs. Mather and Riband, meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited. The Audit Committee is composed of Messrs. Scott, Bedell and O’Malley. This Committee is responsible principally for recommending the Company’s independent accountants, reviewing the adequacy of the Company’s internal accounting controls and reviewing auditing fees. During the fiscal year ended December 31, 2008, the Executive Committee met once and the Audit Committee met twice. All members of the committees attended each meeting.
     No officer or director of the Company has any employment or ownership relationship with Cooke & Bieler, L.P. or Schroder Investment Management North America, Inc., the Company’s investment advisers.

The following table sets forth the dollar-value range of Common Stock of the Company beneficially owned by the directors of the Company, as of December 31, 2008:

DOLLAR RANGE OF SHARES
DIRECTORS	OWNED BENEFICIALLY(1)
INTERESTED DIRECTORS Charles E. Mather III Herbert S. Riband, Jr.	Over $100,000 $10,001-$50,000

INDEPENDENT DIRECTORS Jonathan D. Scott Shaun F. O’Malley Peter Bedell	None $10,001-$50,000 $10,001-$50,000

(1)	For purposes of this Registration Statement, beneficial ownership of shares is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of the shares, regardless of any economic interest therein.

COMPENSATION. The Company pays each Director who is not a salaried officer an annual fee and a fee for each meeting of the Board and each meeting of the Executive Committee and Audit Committee actually attended. Aggregate remuneration for all officers and directors as a group (7 persons) during the year was $224,200, including $63,200 paid to directors who were not salaried officers of the Company. The Company rented office space from Mr. Mather’s employer, Mather & Co., for an annual rent of $14,483. The Board, with Mr. Mather abstaining, approved such rental payments as being in the Company’s best interests.
The aggregate compensation paid by the Company to each of its directors and each of the three highest paid executive officers who received more than $60,000 for the fiscal year ended December 31, 2008 is set forth in the table below. None of the Company’s directors is a director of any other investment company in a “fund complex” with the Company (that is, an investment company held out to investors as being related to the Company and that receives investment advisory services from the Company’s investment adviser or any affiliated person of the Company’s investment adviser) and, therefore, the column for compensation paid by the Company and a fund complex is omitted.

			Pension or Retirement
	Aggregate Compensation		Benefit Accrued as Part of	Estimated Annual Benefits
Name	from the Company		Company Expenses	Upon Retirement
Interested Directors
Charles E. Mather, III	$83,300	1/	$0	$0

Herbert S. Riband, Jr.	$15,200		$0	$0
Non-Interested Directors
Jonathan D. Scott	$16,000		$0	$0
Shaun F. O’Malley	$16,000		$0	$0
Peter Bedell	$16,000		$0	$0

1/	Mr. Mather receives no compensation for serving as director of the Company.
     Code of Ethics. The Company and its investment advisers, Cooke & Bieler, L.P., and Schroder Investment Management, North America, Inc., have adopted Codes of Ethics pursuant to Rule 17j-1. The Company’s Code does not prohibit the investment by persons subject to the Code in securities that may be purchased by the Company. However, any such purchase is subject to preclearance procedures. The Codes are on file with, and available to the public from the Securities and Exchange Commission.
PROXY VOTING POLICY. The following is the Proxy Voting Policy (the “Policy”) of The Finance Company of Pennsylvania (the “Company”). The purpose of the Policy is to set forth the process by which the Company will vote proxies related to the assets in its investment portfolio (the “portfolio securities”). The Policy may be amended only by the Board. The Board shall review the Policy at its discretion, and make any revisions thereto as deemed appropriate.
Proxy Voting Policy. The Company’s Policy is to vote all proxies for portfolio securities in a manner considered by the Board to be in the best interest of the Company and its shareholders without regard to any benefit to any other person or entities. In furtherance of this Policy, the Board may delegate the authority and responsibility to vote all proxies related to the Company’s portfolio securities to one of its members (the “Designee”) subject to the general oversight responsibilities of the entire Board.
The Policy of the Company is to examine each proxy proposal and vote against the proposal when, in its judgment, approval or adoption of the proposal would be expected to adversely impact the current or potential market value of the issuer’s securities or the best interests of the Company’s shareholders. The Company determines the best interests of its shareholders in light of the potential economic return on the Company’s investment.
On occasions when the Board determines that the cost associated with the attempt to vote a particular proxy outweighs the potential benefits shareholders may derive from voting; including voting foreign proxies, the Board may decide not to attempt to vote such proxy.
Conflicts of Interest. Because the responsibility for voting all proxies related to the Company’s portfolio securities is retained by the Board, the Company does not foresee any instance in which a proxy proposal would present a material conflict of interest between the Company and/or its Board and the Company’s shareholders. Nevertheless, if a Designee has any relationship with a party making a proposal or there is any other matter known to such Designee that would reasonably be considered to create the potential for a material conflict of interest between such Designee and the Company’s shareholders, the Designee is required to disclose such fact to the Board. If it is determined that a Designee has a material conflict of interest with respect to a given proposal, the Board will designate another member of the Board as its Designee for the purpose of voting on such proposal or will vote on such proposal in accordance with the recommendations provided by an independent unaffiliated proxy firm (e.g., Institutional Shareholder Services). In the unlikely instance that the Board determines that a proxy proposal presents a material conflict of interest between the Company and its shareholders, the Board will vote such proxies in accordance with the recommendations provided by an independent unaffiliated proxy firm.
Proxy Voting Record. The Company is required to disclose annually the Company’s complete proxy voting record on Form N-PX. The Company’s proxy voting record for the most recent 12 month period ended June 30th is available upon request by calling 1-215-351-4778 (you may call collect) or by writing to the Company at The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. The Company’s Form N-PX will also be available on the SEC’s website at www.sec.gov.
Item 13. Control Persons and Principal Holders of Securities
As of April 16, 2009, the following stockholders were beneficial owners, having voting and investment power, or sharing voting and investment power, of more than 5% of the capital stock of the Company.

TITLE OF		NO. OF	PERCENT OF
CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES	CLASS
Common	PNC Bank, sole trustee of various trusts, 620 Liberty Ave., Pittsburgh, PA 15222	28,936	62.53

Common	PNC Bank, as co-trustee, custodian or adviser/agent of other accounts, 620 Liberty Ave., Pittsburgh, PA 15222	2,590	5.59
While PNC Bank has the power to vote over 25% of the Company’s outstanding shares and this falls within the definition of “control person,” it may exercise the voting power only as a fiduciary to the many individual trusts of which it is trustee or co-trustee. Accordingly, the Company does not believe PNC Bank is actually a controlling person.
Management Ownership. As of 4-01-09, the aggregate amount of shares owned by the officers and directors of the Company is less than 1%.
Item 14. Investment Advisory and Other Services
Cooke & Bieler, L.P. (“C&B”), which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company pursuant to an investment advisory agreement dated April 29, 2005. C&B is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company’s portfolio of equity securities and investments. C&B is a Pennsylvania limited partnership. The general partner of C&B is CBGP, LLC, a Pennsylvania limited liability company, the managers of which are Kermit Eck, John P. McNiff and Michael M. Meyer, each of whom is a limited partner of C&B. The sole member of CBGP, LLC is C&B Partner, L.P., which also is a limited partner of C&B. John P. McNiff is the general partner of C&B Partner, L.P.
As compensation for its services, the Company pays C&B an investment advisory fee at an annual rate of fifty basis points (0.50%) (the “Fee”). The Fee is payable monthly in arrears on the last day of each month. The Fee is determined based upon the value of the assets of the Company C&B is managing at the end of the month immediately preceding the date of payment (the “Portfolio Value”). For purposes of calculating the Fee, Portfolio Value equals the market value of such assets, including cash (except as excluded below), which is computed in the same manner as that used to establish the net asset value of the Company’s shares, except as noted in the following sentence. The following are excluded when calculating Portfolio Value: (a) the value of the holdings of the Company at the applicable dates in PNC Bank Corp. (formerly PNC Financial Corporation), Pennsylvania Warehousing & Safe Deposit Company, Penn Virginia Corporation, Exxon Mobil Corporation, their successors, United States Treasury Notes, the Artisan International Fund, a portfolio of Artisans Fund, Inc., Harbor International Fund, a series of Harbor Fund, the ETF shares of the Vanguard Emerging Markets Stock Index Fund, a series of Vanguard International Equity Index Funds, and fixed income securities; (b) the value of any cash being managed by C&B which exceeds three percent (3%) of the Portfolio Value at the applicable dates; (c) the value of the holdings of the Company at the applicable dates in such other companies as may be mutually agreed upon by the Company and C&B; and (d) the amount of any accrued liability for the payment of taxes on the net gains from the sales of the Company’s portfolio securities. The exclusion of the holdings listed above is appropriate as they are all holdings either without any regular trading market or without an active regular market and/or with respect to each of which the officers and directors of the Company have particularly close knowledge.

The total dollar amount paid by the Company to C&B under the investment advisory agreement for the last three fiscal years (2006, 2007 and 2008) was $115,788, $130,325 and $103,358 respectively.
Schroder Investment Management North America Inc. (“Schroder”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company pursuant to an investment advisory agreement dated April 29, 2005. Schroder is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroder is a Delaware corporation and a wholly-owned subsidiary of Schroder U.S. Holdings Inc. (“Schroder US”), which, in turn, is a wholly-owned subsidiary of Schroder International Holdings (“SIH”). SIH is a wholly-owned subsidiary of Schroder Administration Limited (“SAL”), which, in turn, is a wholly-owned subsidiary of Schroder Holdings plc. (“Schroder Holding”). Schroder Holding is a wholly-owned subsidiary of Schroders plc. (“Schroders plc.”), which is a publicly-owned holding company organized under the laws of England. Approximately 47% of the voting capital of Schroders plc. is owned by the Schroder family.
As compensation for its services, the Company pays Schroder an investment advisory fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroder. Schroder’s investment advisory fee is payable monthly in arrears on the last day of each month.
The total dollar amount paid by the Company to Schroder under the investment advisory agreement for the last three fiscal years (2006, 2007 and 2008) was $14,923, $21,926 and $20,270 respectively.
The investment advisory agreements between the Company and C&B and the Company and Schroder, each dated April 29, 2005, are scheduled to continue in effect for an initial two year term, and may be continued from year to year thereafter if approved by a majority vote of the Directors, including a majority vote of such Directors who are not interested persons of the Company or, as applicable, C&B or Schroder, cast in person at a meeting called for the purpose of voting on such approval or as otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”). Each agreement can be terminated at any time and without penalty by the investment adviser on at least 30 days’ written notice and by the Company upon a vote of its Board or upon the affirmative vote of a majority of the Company’s outstanding voting securities. Each agreement also will terminate automatically upon its assignment, as such term is defined in the 1940 Act.
Item 15. Portfolio Managers
               This section includes information about the Company’s portfolio managers, including information about other accounts they manage, the dollar range of Company shares they own (if any) and how they are compensated.
               Cooke & Bieler, L.P.
          The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Cooke & Bieler, L.P. The following portfolio managers of Cooke & Bieler, L.P. provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Kermit S. Eck, Michael M. Meyer, James R. Norris, Edward W. O’Connor, R. James O’Neil, Mehul Trivedi and Daren Heitman (together, the “Portfolio Managers”).
          Management of Other Accounts. As of the Company’s most recent fiscal year ended December 31, 2008, each of the Portfolio Managers managed a total of five registered investment companies totaling $938.6 million in assets. They each also managed one other pooled investment vehicle totaling $11.1 million in assets and managed 194 other accounts totaling $2.6 billion. For two of the other accounts (i.e., a non-registered investment company) totaling $95 million in assets, the investment advisory fee is based on the account’s performance.
          Material Conflicts. The Portfolio Managers face inherent conflicts of interest in their day-to-day management because they manage multiple accounts. For instance, to the extent that the Portfolio Managers manage accounts with different investment strategies, they may from time to time be inclined to purchase securities, including initial public offerings, for one account but not for another account. Additionally, some of the accounts managed by Portfolio Managers have different fee structures, including performance fees, which are or have the potential to be higher or lower, in some cases significantly higher or lower, than the fees paid by the Company. This difference in fee structure may provide an incentive to the Portfolio Managers to allocate more favorable trades to the higher paying accounts.
          To minimize the effects of these inherent conflicts of interest, C&B has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, that it believes address the potential conflicts associated with managing portfolios for multiple clients and ensure that all clients are treated fairly and equitably. Additionally, C&B minimizes inherent conflicts of interest by assigning Portfolio Managers to accounts having similar objectives. Accordingly, security block purchases are allocated to all accounts with similar objectives in proportionate weightings.
          Compensation. As of the Company’s most recent fiscal year ended December 31, 2008, the Portfolio Managers were compensated using similar compensation structures among all accounts managed. They each received a fixed cash salary and an annual bonus from a bonus pool based on the pre-tax performance of individual securities selected by the Portfolio Managers. C&B measures performance of securities against the S&P 500 Index and the Russell 1000 Value Index for the Large Cap Value strategy accounts. Bonus allocations are determined by an annual peer review process conducted by the investment team. Allocations vary depending primarily on the four year rolling investment results attributed to each individual security. The Portfolio Managers also receive a fixed deferred compensation. Partners of Cooke & Bieler receive a return proportionate to their investment based upon the firm’s overall success.
          Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2008, the Portfolio Managers did not beneficially own any securities of the Company.

          Schroder Investment Management North America Inc. (“Schroders”)
The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Schroders. The following portfolio managers of Schroder are primarily responsible for making investment decisions for the Company’s portfolio of fixed income securities and investments: Dan Scholl, Susan Beck, Whitney Sweeney, Ryan Haynes and Dennis C. Darling.
Other Accounts Managed. The following table shows information regarding other accounts managed by the portfolio managers of the Company, as of December 31, 2008:

			Number of	Total Assets in
			Accounts where	Accounts where
			Advisory Fee is	Advisory Fee is
	Number of	Total Assets in	Based on Account	Based on Account
	Accounts	Accounts	Performance	Performance
Registered	2	$476.6 million	None	None
Investment Companies*
Other Pooled	1	$79.3 million	None	None
Investment Vehicles
Other Accounts	233	$2.493 billion	None	None

*	The two registered investment companies referred to in the above table are funds that invest primarily in municipal bonds.

Material Conflicts of Interest. Whenever a portfolio manager of the Company manages other accounts, potential conflicts of interest exist, including potential conflicts between the investment strategy of the Company and the investment strategy of the other accounts. For example, in certain instances, a portfolio manager may take conflicting positions in a particular security for different accounts, by selling a security for one account and continuing to hold it for another account. In addition, the fact that other accounts require the portfolio manager to devote less than all of his or her time to the Company may be seen itself to constitute a conflict with the interest of the Company.
A portfolio manager may also execute transactions for another fund or account at the direction of such fund or account that may adversely impact the value of securities held by the Company. Securities selected for funds or accounts other than the Company may outperform the securities selected for the Company. Finally, if the portfolio manager identifies a limited investment opportunity that may be suitable for more than one fund or other account, the Company may not be able to take full advantage of that opportunity due to an allocation of that opportunity across all eligible funds and accounts. Schroders’ policies, however, require that portfolio managers allocate investment opportunities among accounts managed by them in an equitable manner over time.
The structure of a portfolio manager’s compensation may give rise to potential conflicts of interest. A portfolio manager’s base pay tends to increase with additional and more complex responsibilities that include increased assets under management, which indirectly links compensation to sales. Also, potential conflicts of interest may arise since the structure of Schroders’ compensation may vary from account to account.

Schroders has adopted certain compliance procedures that are designed to address these, and other, types of conflicts. However, there is no guarantee that such procedures will detect each and every situation where a conflict arises.
Compensation. Each portfolio manager is paid in a combination of base salary and annual discretionary bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, and is benchmarked annually against market data to ensure competitive salaries. Each portfolio manager’s base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in his or her responsibilities.
Schroders’ methodology for measuring and rewarding the contribution made by portfolio managers combines quantitative measures with qualitative measures. Each portfolio manager is compensated in a combination of base salary and annual bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, is benchmarked annually against market data to ensure competitive salaries, and is paid in cash. The portfolio managers’ base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in responsibilities.
Each portfolio manager’s bonus is based in part on performance. Discretionary bonuses for portfolio managers may be comprised of an agreed contractual floor, a revenue component and/or a discretionary component, and for portfolio managers other than Mr. Scholl, a retention bonus if they remain employed through May 2009. Any discretionary bonus is determined by a number of factors. At a macro level the total amount available to spend is a function of the compensation to revenue ratio achieved by Schroders globally. Schroders then assesses the performance of the division and of a management team to determine the share of the aggregate bonus pool that is spent in each area. This focus on “team” maintains consistency and minimizes internal competition that may be detrimental to the interests of Schroders clients. For each team, Schroders assesses the performance of their funds relative to competitors and to relevant benchmarks, which may be internally- and/or externally-based, over one and/or three year periods, the level of funds under management and the level of performance fees generated. Performance is evaluated for each quarter, year and since inception of the Fund. The portfolio managers’ compensation for other accounts they manage may be based upon such accounts’ performance.
For those employees receiving significant bonuses, a part may be deferred in the form of Schroders plc stock. These employees may also receive part of the deferred award in the form of notional cash investments in a range of Schroders funds. These deferrals vest over a period of three years and are designed to ensure that the interests of the employees are aligned with those of the shareholders of Schroders.
For the purposes of determining the portfolio managers’ bonuses, the relevant external benchmarks for performance comparison include the Barclays Capital Aggregate Bond Index as well as other relevant fixed income indices determined by client guidelines for Messrs. Scholl, Haynes and Darling and Mses. Beck and Sweeney as portfolio managers to the Company.
Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2008, the portfolio managers did not beneficially own any securities of the Company.
Item 16. Brokerage Allocation and Other Practices
The Company’s investment advisers are responsible for implementing decisions for the purchase and sale of portfolio securities, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. Purchases and sales of securities on a stock exchange or certain riskless principal transactions placed on NASDAQ are typically effected through brokers who charge a commission for their services. Purchases and sales of fixed income securities may be transacted with the issuer, the issuer’s underwriter, or a dealer. The Company does not usually pay brokerage commissions on purchases and sales of fixed income securities, although the price of the securities generally includes compensation, in the form of a spread or a mark-up or mark-down, which is not disclosed separately. The prices the Company pays to underwriters of newly-issued securities usually include a commission paid by the issuer to the underwriter. Transactions placed through dealers who are serving as primary market makers reflect the spread between the bid and asked prices.
During the past year the Company engaged in a number of brokerage transactions in the ordinary course of business with respect to its investments. Brokerage commissions in connection with the purchase and sale of securities for the Company’s portfolio during the years 2006, 2007 and 2008 amounts to $15,383, $10,095 and $10,761 respectively.

Although Cooke & Bieler, L.P. may not use commissions paid on Company portfolio transactions to obtain brokerage or research services, Cooke & Bieler has advised the Company that certain brokers who receive commissions from the Company make statistical and research services available to Cooke & Bieler. Such services consist of items such as basic reports on specific companies, quarterly updates on specific companies, statistical analyses of a specific industry, reports on the outlook for a particular industry, economic analyses of the domestic and foreign economies and analyses of standard portfolios (for example, diversification and beta factors) and reports of economic statistics. To the extent that they have value, these services may benefit not only the Company but also Cooke & Bieler and its other clients. However, the expenses of the Company will not necessarily be reduced as a result of the receipt of such services. The Company has been further advised that it is the policy of Cooke & Bieler to recommend for transactions of the Company those brokers who in its judgment will provide the best price and execution. In reaching its decision, Cooke & Bieler considers such factors as the rate of commission to be paid by the Company with rates paid by other institutional investors, the price of the security, the size, type and difficulty of the transaction and the brokers’ general execution and operational facilities. Consistent with the overall policy of obtaining the best price and execution, the Company may from time to time pay brokerage commissions in excess of those which another broker might have charged in effecting the same transaction in recognition of the value of research services provided by the broker.
Item 17. Capital Stock and Other Securities
The only class of capital stock authorized by the Company is Common Stock.
The following information applies to the common stock:
(1)	Dividend rights: each share has equal dividend rights, such rights to be determined by the Board of Directors.

(2)	Voting rights: one vote per share, cumulative voting for election of directors.

(3)	Liquidation rights: each share has equal liquidation rights, pro rata, after payment of all liabilities.

(4)	Preemptive rights: holders shall have preemptive rights in any issue for cash.

(5)	Conversion rights: none.

(6)	Redemption provisions: See Items 6 of Part A and 18 of Part B.

(7)	Sinking fund provisions: none.

(8)	Liability to further calls or assessment: none.
Item 18. Purchase, Redemption, and Pricing of Shares
The redemption price for shares upon written request will be the net asset value per share as next computed after receipt of such request in good order by the Company. Payment for shares redeemed will be made typically within several days after receipt, if in good order, but no later than seven days after the valuation date.
Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind. In either event, the redemption will be a taxable event to a shareholder, and thus could result in a capital gain, capital loss, or, in certain cases, ordinary income to the shareholder. Shareholders are urged to consult their tax advisors as to the tax consequences of the redemption in their particular circumstances.
The Company may follow the practice of distributing selected appreciated securities to meet redemptions of certain shareholders and may, within certain limits, use the selection of securities distributed to meet such redemptions as a tax efficient management tool. By distributing appreciated securities the Company can reduce its position in such securities without realizing capital gains. Since the Company does not distribute its shares, the distribution of portfolio securities also enables the Company to avoid the forced sales of securities to raise cash for meeting redemptions. The Company has adopted a policy of meeting shareholder redemptions in part through the distribution of readily marketable securities. A redeeming shareholder of the Company who received securities would incur no more or less taxable income than if the redemption had been paid in cash.
The Company will only distribute readily marketable securities, which would be valued pursuant to the Company’s valuation procedures. However, a shareholder will incur brokerage charges and other costs and may be exposed to market risk in selling the distributed securities.
The net asset value per share is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which quotations are not readily available, restricted securities and other assets are valued at fair value as determined in good faith by the Board of Directors. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price.
Item 19. Taxation of the Fund
The Company has elected to be taxed as a regulated investment company meeting the requirements of the Internal Revenue Code. As such, the Company has adopted the policy of paying out in dividends each year substantially all net investment income. Consistent with existing policy, the Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders. Each year the Company advises its stockholders of the amount of capital gains taxes paid which is attributable to them, and they may claim a credit for this amount on their federal income tax returns.
Item 20. Underwriters — NOT APPLICABLE.
Item 21. Calculation of Performance Data
The Company does not advertise performance data.
Item 22. Financial Statements — The required financial statements are included in a separate section following this item.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
The Finance Company of Pennsylvania

We have audited the accompanying statement of assets and liabilities of The Finance Company of Pennsylvania (the “Company”), including the portfolio of investments, as of December 31, 2008, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended. These financial statements and condensed financial information are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and condensed financial information based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and condensed financial information are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the custodian and broker. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and condensed financial information referred to above present fairly, in all material respects, the financial position of The Finance Company of Pennsylvania as of December 31, 2008, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 24, 2009

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2008

ASSETS

Investments at fair value — unaffiliated (Note 1):
Short Term Investments (identified cost $2,048,287)	$2,048,287
Bonds (identified cost $5,898,414)	5,649,125
Common Stocks & Mutual Funds (identified cost $17,440,429)	39,730,660
Investments at fair-value-affiliated (Note 2):
Common Stocks & Mutual Funds (identified cost $71,399)	2,127,924

Total Investments	49,555,996
Cash	26,921
Accrued interest and dividends receivable	190,207
Prepaid expenses	44,453
Other assets	12,955

Total	49,830,532

LIABILITIES
Accrued expenses and taxes (Note 1)	75,199
Accrued payroll	10,227
Covered Call Options written at fair value (premium rec’d $135,599)	500
Dividends Payable	996,467

Total	1,082,393

NET ASSETS	$48,748,139

COMPONENTS OF NET ASSETS
Paid in Capital	$18,025,504
Accumulated Undistributed Net Investment Income	197
Net Accumulated Realized Gain on Investments and Written Options	6,489,872
Net Unrealized Appreciation on Investments and Written Options	24,232,566

Net assets equivalent to $1,053.44 per share on shares of 46,275, $10 par value capital stock outstanding at December 31, 2008 (authorized 232,000 shares)	$48,748,139

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2008

SHORT TERM SECURITIES — 4.20%

Number of		Identified	Fair Value
Shares		Cost	(Note 1)

365	Blackrock Fed Fund #30	$365	$365
326,779	Blackrock Fed. Sec. Fund #11	326,779	326,779
1,705,112	PNCGIS Money Market Funds	1,705,112	1,705,112
16,031	Vanguard Money Market Fund	16,031	16,031

	Total Short-Term Securities	$2,048,287	$2,048,287

BONDS — 11.59%

Principal
Amount

	U.S. GOVERNMENT & AGENCY OBLIGATIONS — 2.53%
$200,000	Federal National Mortgage Association 4% due 5/5/2011	200,000	200,390
254,913	U.S. Federal Home Loan Mortgage 6% due 7/1/2019	260,990	264,816
520,781	U.S. Federal Home Loan Mortgage 6% due 8/1/2019	527,508	540,987
218,443	Government National Mortgage Association 6% due 4/15/2036	225,523	225,543

		1,214,021	1,231,736

	MUNICIPAL BONDS — 9.06%
25,000	Addison Alton zero coupon-A due 11/15/2011	21,566	21,830
300,000	Allegheny Cnty PA Hosp Dev Auth 2.959% # due 2/1/2037	220,184	142,500
70,000	Cuyahoga Cnty OH Eco Dev 7.35% due 6/1/2012	72,722	73,224
35,000	Cuyahoga Cnty OH Eco Dev 8.625% due 6/1/2022	41,676	42,295
95,000	Dallas Ft.Worth Arpt 6.6% due 11/1/2012	99,828	95,742
30,000	East Baton Rouge LA Mtg Fin zero coupon due 9/10/2014	22,422	21,580
225,000	Fulton Cty GA Devel. Auth 5.75% due 3/1/2014	227,880	209,344

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2008

BONDS — (Continued)

Principal		Identified	Fair Value
Amount		Cost	(Note 1)

$225,000	Glendale Wis Cmnty Dev Auth 4.9% due 10/1/2011	$225,000	$223,058
75,000	Los Alamos 5.15% due 7/1/2012	75,345	75,488
300,000	Massachusetts St. Housing 5.962% due 6/1/2017	300,000	290,403
280,000	Montana State Board of Housing 5.5% due 12/1/2037	284,111	268,719
300,000	Verizon New Jersey 8% due 6/1/2022	353,014	286,254
65,000	NJ Economic Dev. Authority 5.178% due 11/1/2015,	65,000	61,787
150,000	City of North Little Rock AR zero coupon due 07/20/2014	112,557	107,265
245,000	Ohio Hsg. Fin. Agy. Mtg. 5.08% due 9/1/2013	242,447	244,682
290,000	Ohio Hsg. Fin. Agy. Mtg. 5.57% due 9/1/2038	290,000	262,839
340,000	Peoria Ill School Distr. zero coupon due 1/1/2011	312,123	315,156
150,000	Rogers County OK Hsg zero coupon due 07/15/2014	112,989	100,632
100,000	Sparks Regl. Med Ctr 6.65% due 6/15/2012	100,633	90,731
255,000	Texas St Vets Hsg 7% due 12/01/2010	265,140	264,440
320,000	University of Oklahoma 5.6% due 7/1/2020	320,173	316,531
45,000	Utah Hsg. Corp.Sgl. Fam. Mtg. 4.78% due 7/1/2015	44,511	44,185
275,000	Wisconsin St Gen Rev 5.2% due 5/1/2018	275,000	273,485
245,000	Wyoming Comnt Development Authority 4.65% due 12/1/2014	245,000	239,811

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2008

BONDS — Concluded

Principal		Identified	Fair Value
Amount		Cost	(Note 1)

$80,000	Wyoming Comnt Development Authority 4.8% due 6/1/2015	$80,000	$77,773
270,000	Yorba Linda CA Redev Agy 5.25% due 09/01/2015	275,072	267,635

		4,684,393	4,417,389

	Total Bonds	$5,898,414	$5,649,125

COMMON STOCKS & MUTUAL FUNDS — 85.87%

Number
of Shares

	PETROLEUM AND MINING — 19.38%
111,806	Exxon Mobil Corp.	147,560	8,925,473
20,000	Penn Virginia Corp.	2,292	519,600

	Total	149,852	9,445,073

	BANKING, INSURANCE AND FINANCIAL HOLDING COMPANIES — 26.31%
242,196	PNC Financial Services Group Inc.	146,365	11,867,604
20,000	Marsh & McLennan Companies Inc.	262,439	485,400
12,000	State Street Corp.	88,500	471,960

	Total	497,304	12,824,964

	MANUFACTURING AND DIVERSIFIED — 19.06%
13,800	American Express Co.	534,966	255,990
9,200	Avery Dennison	428,454	301,116
8,800	Bemis Company	248,348	208,384
160	Berkshire Hathaway B*	352,582	514,240
24,400	Briggs & Stratton Corp	429,177	429,196
14,200	Carnival Corp.	518,098	345,344
9,300	Colgate Palmolive Co.	512,040	637,422
19,400	Dell, Inc.*	485,896	198,656
10,800	Diebold Inc.	392,740	303,372
12,700	Dover Corp.	219,203	418,084
18,000	Dow Chemical Co.	116,338	271,620

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2008

COMMON STOCKS & MUTUAL FUNDS — (Continued)

Number		Identified	Fair Value
of Shares		Cost	(Note 1)

5,000	Eaton Corp.	$221,517	$248,550
7,500	Emerson Electric Co.	57,084	274,575
22,100	General Electric Co.	507,564	358,020
32,300	Harte Hanks Inc.	392,213	201,552
9,100	Illinois Tool Works	472,224	318,955
7,500	Int’l Business Machines Corp.	122,525	631,200
9,900	Int’l Speedway Corp.	396,958	284,427
13,500	Jones Apparel Group	139,252	79,110
9,800	Kimberly-Clark Corp.	462,064	516,852
7,500	Manpower Inc	239,204	254,925
22,000	Microsoft Corp.	726,906	427,680
21,700	Molex Inc. Class A	321,538	281,015
20,000	Pitney Bowes Inc.	590,655	509,600
10,400	Quest Diagnostics Inc.	538,499	539,864
32,000	Steelcase Inc. Class A	346,467	179,840
7,775	Tyco Electronics	221,413	126,033
8,100	Tyco Int’l Ltd.	359,232	174,960

	Total	10,353,157	9,290,582

	DRUGS AND PHARMACEUTICALS — 3.06%
5,000	Becton Dickinson & Co.	133,907	341,950
12,600	Johnson and Johnson	69,355	753,858
13,000	Merck & Co. Inc.	138,569	395,200

		341,831	1,491,008

	ADVERTISING & COMMUNICATIONS — 2.47%
20,000	Verizon Communications Inc.	170,564	678,000
25,812	Vodaphone Group PLC	689,960	527,597

		860,524	1,205,597

	FOOD/RETAIL MERCHANDISING — 5.10%
10,200	Avon Products Inc	231,095	245,106
18,000	Coca Cola Co.	21,581	814,860
9,600	Family Dollar Stores	272,537	250,272

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2008

COMMON STOCKS & MUTUAL FUNDS — Concluded

Number		Identified	Fair Value
of Shares		Cost	(Note 1)

9,000	McDonalds Corp.	$122,304	$559,710
11,000	Walmart Stores Inc	550,945	616,660

		1,198,462	2,486,608

	INTERNATIONAL — 6.13%
76,099	Artisan International Funds	1,675,000	1,138,438
38,757	Harbor International Funds	1,765,000	1,554,944
12,450	Vanguard Emerging Markets ETF	599,299	293,446

		4,039,299	2,986,828

	DIVERSIFIED HOLDING — 4.36%
732	Pennsylvania Warehousing and Safe Deposit Company (Note 2)	71,399	2,127,924

	Total Common Stocks	17,511,828	41,858,584

	Total Investments — 101.66%	$25,458,529	$49,555,996

	Liabilities in excess of other assets — (1.66)%		(807,857)

	NET ASSETS — 100%		$48,748,139

* Non-income producing.

# Variable rate security-rate disclosed is as of 12/31/2008

See Notes to Financial Statements

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

INVESTMENT INCOME:
Income:
Dividends	$1,463,400
Dividends from affiliates (Note 2)	131,760
Interest	340,940

Total	1,936,100
Expenses:
Accounting	55,818
Compensation	161,000
Compliance Fees	51,539
Custodian	28,221
Directors’ fees	63,200
Insurance	27,428
Investment advisory fees (Note 8)	123,628
Printing and Postage	41,044
Professional Fees	132,082
Other office and administrative	22,807

Total	706,767

Net Investment Income	1,229,333

REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain from:
Investment transactions	129,388
In-kind transfers (Note 4)	1,308,143
Distributions from other investment companies	53,611
Written options	108,089

Net realized gain	1,599,231
Net change in unrealized appreciation / depreciation on:
Investments	(17,641,855)
Investments in affiliate	(608,292)
Written options	121,109

Net change in unrealized appreciation / depreciation	(18,129,038)

Net realized and unrealized loss	(16,529,807)
Capital gains tax payable on behalf of shareholders (Note 1)	(1,600)

Net decrease in net assets resulting from operations	$(15,302,074)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

For the Years Ended December 31

	2008	2007

Increase (decrease) in Net Assets from:
Operations:
Net investment income	$1,229,333	$1,228,930
Net realized gain on investments	1,599,231	2,583,956
Increase/Decrease in net unrealized appreciation on investments	(18,129,038)	(452,050)
Capital gains tax payable on behalf of shareholders (Note 1)	(1,600)	(345,879)

Net increase (decrease) in net assets resulting from operations	(15,302,074)	3,014,957
Undistributed investment income included in price of shares redeemed	(8,771)	(14,956)
Realized gain from security transactions included in price of shares redeemed	(30,486)	(6,042)
Dividends to shareholders from net investment income	(1,220,456)	(1,213,883)
Dividends to shareholders from short-term capital gains	(256,028)	(1,077,365)
Capital Share Transactions:
(Exclusive of amounts allocated to net investment income and net realized gain from security transactions) (Note 1):
Cost of shares of capital stock redeemed	(1,422,376)	(672,761)

Total increase (decrease) in net assets	(18,240,191)	29,950
Net Assets:
Beginning of year	66,988,330	66,958,380

End of year [including undistributed net investment income of $197 and $91, respectively]	$48,748,139	$66,988,330

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2008

1. SIGNIFICANT ACCOUNTING POLICIES
The Finance Company of Pennsylvania (the “Company”) is registered under the Investment Company Act of 1940, as amended, as a regulated open-end investment company. On April 21, 1964, the stockholders approved amendments to the Articles of Incorporation whereby, since that date, the Company has held itself ready to redeem any of its outstanding shares at net asset value. Net asset value for redemptions is determined at the close of business on the day of formal tender of shares or the next day on which the New York Stock Exchange is open. There were 1,072 and 469 shares of capital stock redeemed during the years ended December 31, 2008 and 2007, respectively.

The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

Portfolio Valuation
Equity securities that are listed on an exchange are valued at the last quoted sales price. When valuing equity securities that are not listed on an exchange or have not traded, the Company uses the mean between the bid and asked prices for that day. Fixed income securities are valued on the basis of prices provided by pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such securities, market transactions in comparable securities and various relationships between securities. When valuing fixed income securities that mature within sixty days, the Company uses amortized cost. It is the responsibility of the Company’s Board of Directors (the “Board”) to establish fair valuation procedures. When valuing securities for which market quotations are not readily available or for which the market quotations that are available are considered unreliable, the Company determines a fair value in good faith in accordance with these procedures. As of December 31, 2008, The Pennsylvania Warehousing and Safe Deposit Company is a non-marketable security priced at fair value as determined by the Board. (See Note 2)

Federal Income Taxes
No provision has been made for Federal income taxes other than capital gains tax because the Company has elected to be taxed as a regulated investment company meeting certain requirements of Subchapter M of the Internal Revenue Code. As such, the Company is paying the applicable Federal capital gains tax for

NOTES TO FINANCIAL STATEMENTS — Continued

shareholders and retaining the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders.

Equalization
The Company follows the accounting practices known as “equalization” by which a portion of the costs of redemption of capital shares equivalent to the amount, on a per share basis, of distributable investment income on the date of the transaction is charged to the undistributed income, so that undistributed income per share is unaffected by Company shares redeemed. Similarly, on redemptions, a pro rata portion of realized capital gains is charged against undistributed realized gains.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Bond Maturity Dates
Bonds in the portfolio of investments with a call or reset feature will have an effective maturity date earlier than the stated maturity. For such bonds, the stated maturity date is listed first and the call or reset date, if any, is listed second.

Investing in Government Sponsored Agency Securities
The Company invests in United States Government sponsored entities. Such sponsored entities, although chartered and sponsored by the U.S. Congress, are not funded by Congressional appropriations and are neither guaranteed nor insured by the United States Government.

Other
Security transactions are accounted for on the trade date. Dividend income, distributions from other investment companies, and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Expenses are recorded on an accrual basis. Realized gains and losses are based on the specific identified cost method for both Financial and Federal income tax purposes.

NOTES TO FINANCIAL STATEMENTS — Continued

2. NON-MARKETABLE SECURITY OF AFFILIATE
There is no ready market for the below listed security. Fair value is established by the Board.

The Pennsylvania Warehousing and Safe Deposit Company is defined as an affiliate under the Investment Company Act of 1940 in that the Company owns 5% or more of the outstanding voting securities of such company. Further, if at the time of public sale of any of these shares the Company would be deemed a “control person,” it would be necessary to register such shares under the Securities Act of 1933 prior to their sale.

					For the
					Year Ended
					December 31,
		December 31, 2008			2008
		Percent	Identified	Fair	Dividend
Shares		Owned	Cost	Value	Income

732	Pennsylvania Warehousing and Safe Deposit Company	16.94%	$71,399	$2,127,924	$131,760

3. COVERED CALLS WRITTEN
The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company writes an option, if the underlying security does not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

At December 31, 2008, the Company has written covered calls as follows:

	Expiration	Exercise	Premium	Number of	Fair
Common Stock	Date	Price	Received	Shares	Value

PNC Financial Services	1/17/2009	$70.00	$135,599	10,000	$500

NOTES TO FINANCIAL STATEMENTS — Continued

Transactions in written covered calls for the year ended December 31, 2008 were as follow:

	Shares	Premium

Outstanding at December 31, 2007	6,500	$26,840
Covered Calls written during the year	22,500	216,848
Covered Calls expired during the year	(19,000)	(108,089)

Outstanding at December 31, 2008	10,000	$135,599

4. PURCHASES AND SALES OF SECURITIES
The aggregate cost of securities purchased, the proceeds from sales and maturities of investments, and the cost of securities sold for the year ended December 31, 2008 were:

	Historical
	Cost of	Proceeds from	Cost of
	Investments	Sales and	Securities Sold
	Purchased	Maturities	and Maturities

Common Stocks and mutual funds	$7,402,768	$8,807,201	$8,908,565
U.S. Government & Agency Obligations	442,591	922,308	947,737
Municipal Bonds	2,023,500	1,630,000	1,624,998

Total	$9,868,859	$11,359,509	$11,481,300

The amounts above do not include the fair value and cost of shares distributed in connection with redemptions. During the year ended December 31, 2008, the Company distributed common stock with fair value of $1,320,358 and cost of $12,215. The related gain of $1,308,143 has been disclosed in the Company’s Statement of Operations.

5. DISTRIBUTIONS TO SHAREHOLDERS
The Company hereby designates 100% of dividends from ordinary income declared for the year ended December 31, 2008 as qualified dividend income.

Ordinary income and short term capital gain distributions are determined in accordance with Federal tax regulations, which may differ from accounting principles generally accepted in the United States of America.

A dividend in the amount of $987,971 was declared on December 12, 2008 payable at $21.35 per share on January 30, 2009 to shareholders of record on

NOTES TO FINANCIAL STATEMENTS — Continued

December 31, 2008. This dividend consisted of $731,943 from net investment income and $256,028 from short-term capital gains.

The tax character of dividends and distributions declared by the Company was as follows:

	For the Year	For the Year
	Ended	Ended
	December 31, 2008	December 31, 2007

Distributions paid from Ordinary Income	$1,476,484	$2,291,248

6. TAX MATTERS
For U.S. federal income purposes, the cost of securities owned, gross unrealized appreciation, gross unrealized depreciation and net unrealized appreciation/depreciation of investments at December 31, 2008 was as follows:

	Gross	Gross	Net Unrealized
	Unrealized	Unrealized	Appreciation/
Cost	Appreciation	Depreciation	(Depreciation)

$25,458,529	$28,137,236	$4,039,769	$24,097,467

At December 31, 2008, there were no differences in the components of undistributable earnings on the tax basis as compared to the book basis.

FASB Interpretation No. 48
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was adopted by the Company on January 1, 2007. Management has concluded that as of December 31, 2008, there were no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure.

The Company files U.S. Federal and Pennsylvania state tax returns. No income tax returns are currently under examination. The Company’s federal tax and state returns remain open for examination for the years ended December 31, 2005 through December 31, 2008.

NOTES TO FINANCIAL STATEMENTS — Continued

7. LEASE
The Company rents office space from an affiliate and has not entered into a formal lease agreement. The lessor company’s president is an officer and director of the Company. Minimum annual rental for this space was $15,000.

8.	OTHER INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2008
Directors of the Company, who are not also employees, are paid a fee for attendance at meetings of the Board of Directors and its committees. Compensation of those Directors amounted to $63,200. The compensation of Officers of the Company, who are also employees of the Company, amounted to $161,000.

Investment advisory fees payable monthly to Cooke & Bieler, LP, are based on the monthly closing equity portfolio value, less the value of certain investments at an annual rate of 0.50%. Cooke & Bieler, L.P. earned $103,358 for their services during the year ended December 31, 2008.

Investment advisory fees payable monthly to Schroder Investment Management North America Inc. are based on the monthly closing bond portfolio value at an annual rate of 0.30%. Schroder Investment Management North America Inc. earned $20,270 for their services during the year ended December 31, 2008.

9. RECENT ACCOUNTING PRONOUNCEMENTS
The Company adopted FASB of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), effective January 1, 2008. In accordance with SFAS 157, fair value is defined as the price that the Company would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. SFAS 157 established a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the

NOTES TO FINANCIAL STATEMENTS — Continued

best information available in the circumstances. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Management has determined the value of its investment in the Pennsylvania Warehousing and Safe Deposit Company using a combination of valuation techniques, including the dividend discount and net asset value methodologies.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of December 31, 2008 in valuing the Company’s investments carried at fair value:

	Investments	Other
	in	Financial
Valuation Inputs	Securities	Instruments*

Level 1 — Quoted Prices	$41,778,947	$—
Level 2 — Other Significant Observable Inputs	5,649,125	500
Level 3 — Significant Unobservable Inputs	2,127,924	—

Total	$49,555,996	$500

*	Other financial instruments are derivative instruments (written options).

A roll forward of fair value investments using significant unobservable inputs (Level 3) at December 31, 2008 were as follows:

Investments
in
Securities

Beginning Balance, 12/31/2007	$2,736,216
Net Purchases / (Sales)	—
Total Unrealized Loss	(608,292)

Ending Balance, 12/31/2008	$2,127,924

NOTES TO FINANCIAL STATEMENTS — Continued

In March 2008, FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”) and is effective for fiscal years beginning after November 15, 2008. SFAS 161 is intended to improve financial reporting for derivative instruments by requiring enhanced disclosure that enables investors to understand how and why an entity uses derivatives, how derivatives are accounted for, and how derivative instruments affect an entity’s results of operations and financial position. Management is currently evaluating the implications of SFAS 161. The impact on the Company’s financial statement disclosures, if any, is currently being assessed.

10. INTEREST RATE RISK
The Company is also subject to interest rate risk. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. Investments in debt securities with long-term maturities may experience significant price declines if long-term interest rates increase.

CONDENSED FINANCIAL INFORMATION

Selected data for each share of capital stock outstanding throughout each period:

	Years Ended December 31,
	2008	2007	2006	2005	2004

Investment Income	$41.84	$42.43	$41.58	$35.65	$34.94
Less: Expenses	15.27	16.47	14.14	12.11	11.25

Net Investment Income	26.57	25.96	27.44	23.54	23.69
Dividends from net investment income	(26.32)	(25.54)	(27.16)	(22.21)	(22.48)
Dividends from short term capital gains	(5.53)	(22.75)	(16.85)	(7.24)	(9.02)
Net realized gain (loss) and increase (decrease) in unrealized appreciation	(356.12)	36.84	189.55	34.98	60.00

Net increase (decrease) in net assets value	(361.40)	14.51	172.98	29.07	52.19
Net assets value:
Beginning of year	1,414.84	1,400.33	1,227.35	1,198.28	1,146.09

End of year	$1,053.44	$1,414.84	$1,400.33	$1,227.35	$1,198.28

Net Assets at end of Period (in millions)	$48.7	$66.9	$66.9	$59.6	$58.6
Annual ratio of expenses to average net assets	1.16%	1.22%*	1.05%	1.02%	0.98%
Annual ratio of net investment income to average net assets	2.02%	1.92%	2.03%	1.98%	2.06%
Annual portfolio turnover rate	16.49%	18.10%	18.94%	18.61%	10.14%
Annual Total Investment Return	(23.43%)	4.49%	17.68%	4.88%	7.30%
Number of shares outstanding at end of period (in thousands)	46	47	48	49	49

*	Net of 0.04% of expenses reimbursed

See Notes to Financial Statements

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2008
(Unaudited)

PURCHASES

COMMON STOCKS / MUTUAL FUNDS

	Changes	Balance
	During	December 31,
	the Period	2008
	Number of Shares

Artisan International Funds	9,480	76,099
American Express Co.	8,800	13,800
Avery Dennison Corporation	7,100	9,200
Avon Products Inc.	10,200	10,200
Carnival Corp.	2,700	14,200
Dell Inc.	6,000	19,400
Diebold Inc.	10,800	10,800
Eaton Corp.	5,000	5,000
General Electric Co.	22,100	22,100
Harbor International Funds	4,229	38,757
Harte Hanks Inc.	25,000	32,300
Int’l Speedway Corp.	5,000	9,900
Jones Apparel Group	10,800	13,500
Manpower Inc	7,500	7,500
Molex Inc. Class A	21,700	21,700
Steelcase Inc. Class A	24,000	32,000
Tyco Electronics	4,775	7,775
Vanguard Emerging Markets ETF	4,720	12,450

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2008
(Unaudited)

SALES

COMMON STOCKS

	Changes	Balance
	During	December 31,
	the Period	2008
	Number of Shares

American Express Co.	8,800	13,800
Anheuser-Busch	4,800	—
Avery Dennison	7,100	9,200
Bemis Company	3,700	8,800
Dell Inc.	8,500	19,400
Diebold Inc.	10,800	10,800
Fairpoint Communications	378	—
Family Dollar Stores	12,400	9,600
General Electric Co.	17,500	22,100
Harte Hanks Inc.	25,000	32,300
Int’l Business Machines Corp.	2,500	7,500
Int’l Speedway Corp.	5,000	9,900
Jones Apparel Group	10,800	13,500
Kimberly-Clark Corp.	2,000	9,800
Molex Inc. Class A	21,700	21,700
Pitney Bowes Inc.	4,000	20,000
Quest Diagnostics Inc.	5,000	10,400
Steelcase Inc. Class A	24,000	32,000
Tyco Electronics	4,775	7,775

PURCHASES

BONDS

	Changes	Balance
	During	December 31,
	the Period	2008
	Principal Amount

Allegheny County PA Hosp Dev Auth 2,959% due 2/1/2037	300,000	300,000
Federal National Mortgage Assn 4% 5/5/2011	200,000	200,000

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2008
(Unaudited)

CALLS/SALES/MATURITIES

BONDS

	Changes	Balance
	During	December 31,
	the Period	2008
	Number of Units

GNMA I Pool # 651914 6% due 4/15/2036	12,838	218,443
Los Alamos 5.15% due 7/1/2012	15,000	75,000
Machensey Park Ill 4.88% due 12/1/2010	275,000	—
Montana State Board of Housing 5.5% due 12/1/2037	20,000	280,000
NJ Economic Dev Auth. 5.178% due 11/1/2015	5,000	65,000
Ohio Hsg. Fin. Agy. Mtg. 5.57% due 9/1/2038	10,000	290,000
Texas St Go Series A 7% due 12/1/2010	55,000	255,000
U.S. Federal Home Loan Bank Bond 4% due 6/3/2011	40,000	—
U.S. Federal Home Loan Bank Bond 5% due 1/29/2014	150,000	—
U.S. Federal Home Loan Bank Bond 5% due 2/25/2014	69,000	—
U.S. Federal Home Loan Mortgage 4% due 6/3/2011	60,000	—
U.S. Federal Home Loan Mortgage 6% due 7/1/2019	8,452	254,913
U.S. Federal Home Loan Mortgage 6% due 8/1/2019	19,076	520,781
Utah Hsg. Corp. Sgl. Fam. Mtg. 4.78% due 7/1/2015	75,000	45,000
Yorba Linda CA Redev Agy 5.25% due 09/01/2015	30,000	270,000

PART C
Item 23. Exhibits

(a)	Articles of Incorporation as amended December 29, 1961 and April 21, 1964 are incorporated by reference to Exhibit (1) of the Company’s Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

(b)(1)	By-Laws as amended through February 19, 1997 are incorporated by reference to Exhibit 2(a) of the Company’s Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

(b)(2)	By-laws as amended through November 10, 2004 are incorporated by reference to Exhibit (b)(2) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(d)(1)	Investment Advisory Contract between the Company and Cooke & Bieler, L.P. dated April 29, 2005 is incorporated by reference to Exhibit (d)(1) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(d)(2)	Investment Advisory Agreement between the Company and Schroder Investment Management North America Inc. dated April 29, 2005 is incorporated by reference to Exhibit (d)(2) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(g)	Custodian Agreement between the Company and PFPC Trust Co. dated December 18, 2000 is incorporated by reference to Exhibit (d) of the Company’s Post Effective Amendment No. 25 to its Registration Statement on Form N-1A.

(p)(i)	Code of Ethics under Rule 17j-1 of the Company is incorporated by reference to Exhibit p(i) of the Company’s Post Effective Amendment No. 24 to its Registration Statement on Form N-1A.

(p)(ii)	Code of Ethics under Rule 17j-1 of Cooke & Bieler, L.P. is filed HEREWITH.

(p)(iii)	Code of Ethics under Rule 17j-1 of Schroder Investment Management North America Inc. is filed HEREWITH.
Item 24. Persons Controlled by or Under Common Control with the Fund
          NONE
Item 25. Indemnification
Sections 1741 et seq. of the Pennsylvania Business Corporation Law (the PBCL) provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable unless a court determines upon application that the person is fairly and reasonably entitled to indemnification despite the adjudication of liability. However, Section 1746 of the PBCL provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against themselves as such directors or officers if they are successful on the merits or otherwise in the defense of such actions.
The Company’s By-Laws also provide indemnification to the directors and officers of the Company to the fullest extent permitted by law. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to directors and officers for liabilities.
Item 26. Business and Other Connections of the Investment Adviser - NONE.
Item 27. Principal Underwriters — NOT APPLICABLE.
Item 28. Location of Accounts and Records
Mr. Charles Mather, III, President, The Finance Company of
Pennsylvania, 400 Market Street, Suite 425,
Philadelphia, Pennsylvania 19106.
Cooke & Bieler, L.P.
1700 Market Street, Suite 3222
Philadelphia, Pennsylvania 19103

Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor
New York, New York 10022

PFPC Trust CO.
8800 Tinicum Blvd. Third Floor, Suite 200
Philadelphia, Pennsylvania 19153
Item 29. Management Services — NONE.
Item 30. Undertakings — NOT APPLICABLE.

SIGNATURES
          Pursuant to the requirements of the Investment Company Act of 1940, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Philadelphia and Commonwealth of Pennsylvania on the 30th day of April, 2009.

THE FINANCE COMPANY OF PENNSYLVANIA
By:	/s/ Charles E. Mather III
Charles E. Mather, III, President